Exhibit 99.1

For Immediate Release January 11, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES PRELIMINARY RESULTS OF SPECIAL MEETING OF UNITHOLDERS

•	Preliminary voting results indicate that unitholders approve proposal to separate chairman and chief executive officer roles

•	Based upon preliminary voting results, the outcome of the proposal to make cash distributions a higher priority than debt reduction is too close to call

SANDUSKY, OHIO, January 11, 2011 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, announced the preliminary voting results of today’s Special Meeting of Unitholders to consider two amendments to the partnership agreement as proposed by Q Funding III, L.P. and Q4 Funding, L.P. (“Q Investments”).

The Company stated that based upon the preliminary results unitholders voted in favor of Proposal #1, to separate the chairman and chief executive officer roles, and that the outcome of Proposal #2, to make cash distributions to unitholders a higher priority than paying down the Company’s debt, was too close to call. The Company reminded unitholders that the results are still preliminary and subject to verification by the independent inspector of elections. The Company will announce the official results of today’s Special Meeting of Unitholders after verification of the results by the independent inspector of elections.

“We understand the concerns our unitholders have on Proposal #1 and intend to implement a policy in regard to the separation of the chairman and CEO roles in a prudent and appropriate manner. In regard to Proposal #2, we will evaluate and act accordingly once a final outcome of the vote has been determined,” said Michael D. Kwiatkowski, Cedar Fair’s lead independent director.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259         419-627-2233

CEDAR FAIR ANNOUNCES PRELIMINARY RESULTS OF SPECIAL MEETING OF UNITOLDERS

January 11, 2011

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259         419-627-2233